Exhibit (d)(5)

March 22, 2010

Wen-Lung Chen

Vice President, Engineering

Techwell, Inc.

408 E. Plumeria Drive

San Jose, CA 95134

Dear Wen-Lung:

As you know, Intersil Corporation (“Intersil”) plans to acquire Techwell, Inc. (“Techwell”) as set forth in the Agreement and Plan of Merger, dated as of March 22, 2010 (the “Merger Agreement”). When the Merger has been completed, Techwell will become a wholly-owned subsidiary of Intersil. Intersil is very pleased to offer you employment with Intersil’s Techwell subsidiary following the Acceptance Date (as defined in the Merger Agreement – i.e., the completion of the tender offer) on an at-will basis under the terms described in this letter agreement (the “Letter Agreement”).

Following the Acceptance Date, your annual base salary will be $170,000 (payable in accordance with general payroll practices). In addition, for fiscal year 2010, you will be eligible to earn an annual target bonus of $40,000 based upon achieving specific Techwell related goals as agreed to between you and Intersil management. If you are not employed with Techwell at the end of the 2010 fiscal year, the earned bonus payout will be pro-rated based upon the number of days you are employed at Techwell during the 2010 fiscal year from and after the Acceptance Date relative to the total number of days in the 2010 fiscal year. Effective January 1, 2011, you will be eligible to earn an annual target bonus of $40,000 based upon the terms and conditions of the Intersil Leadership Incentive Plan. Please keep in mind that this Letter Agreement will only become effective upon the occurrence of the Acceptance Date.

In consideration for the above, you agree to the following:

1. During the two (2) year period beginning on the Acceptance Date (the “Non-Compete Period”), you will not (directly or indirectly) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or otherwise connected in any manner with (including as a consultant) any business which at any relevant time during the Non-Compete Period directly competes with Techwell’s security surveillance, video or automotive products as currently sold or on Techwell’s existing roadmap; provided, however, that nothing in this Letter Agreement shall prevent you from owning an investment of less than 1% of the stock of a public company listed on a U.S. or foreign stock exchange, or from owning a passive investment of less than 5% in a venture or other equity fund.

2. During your employment and for the one (1) year period thereafter, you will not (directly or indirectly) induce any person in the employment of Intersil, Techwell or any of their affiliates or any consultant to Intersil, Techwell or any of their affiliates to (1) terminate their employment or consulting arrangement or (2) accept employment, or enter into any consulting arrangement, with anyone other than Intersil.

In the event any portion of this Letter Agreement is determined to be unenforceable by any court due to its duration or geographic scope, or by reason of it being too extensive in any way, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. In addition, the invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement, and this Letter Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified (including as described in the preceding sentence)).

Wen-Lung, we very much look forward to you joining the Intersil family. Please indicate your acceptance of the terms of this Letter Agreement by signing and dating below.

[Signature Page Follows]

Sincerely,

INTERSIL CORPORATION

By:	/s/ Jonathan A. Kennedy
Name:	Jonathan A. Kennedy
Title:	CFO

Date: 3/21/10

Acknowledged and Agreed:

/s/ Wen-Lung Chen
Wen-Lung Chen

Date : 3/22/10